FOR IMMEDIATE RELEASE

CENTRAL VALLEY COMMUNITY BANCORP REPORTS EARNINGS RESULTS FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 2020, AND QUARTERLY DIVIDEND

FRESNO, CALIFORNIA…January 27, 2021… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $20,347,000, and fully diluted earnings per common share of $1.62 for the year ended December 31, 2020, compared to $21,443,000 and $1.59 per fully diluted common share for the year ended December 31, 2019.
FOURTH QUARTER FINANCIAL HIGHLIGHTS
•Net loans increased $155.2 million or 16.61%, and total assets increased $407.3 million or 25.51% at December 31, 2020 compared to December 31, 2019.
•Total deposits increased 29.21% to $1.72 billion at December 31, 2020 compared to December 31, 2019.
•Total cost of deposits remains at low levels at 0.07% and 0.15% for the quarters ended December 31, 2020 and 2019, respectively.
•Average non-interest bearing demand deposit accounts as a percentage of total average deposits was 48.04% and 44.20% for the quarters ended December 31, 2020 and 2019, respectively.
•Non-performing assets were $3,278,000, net loan charge-offs were $42,000, and loans delinquent more than 30 days were $24,000 for the quarter ended December 31, 2020.
•The Company recorded a negative provision for credit losses of $1.7 million during the quarter ended December 31, 2020.
•Capital positions remain strong at December 31, 2020 with a 9.28% Tier 1 Leverage Ratio; a 14.10% Common Equity Tier 1 Ratio; a 14.50% Tier 1 Risk-Based Capital Ratio; and a 15.58% Total Risk-Based Capital Ratio.
•The Company declared an $0.11 per common share cash dividend, payable on February 26, 2021 to shareholders of record on February 12, 2021.
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“The Central Valley team performed extremely well in 2020, in terms of meeting client needs, adapting to the evolving effects of the COVID-19 pandemic and standing strong as an essential service for our communities. This is reflected in the fourth quarter and full year results for our Company,” stated James M. Ford, President & CEO of Central Valley Community Bancorp and Central Valley Community Bank.
“Loans and Deposits grew, partly due to our involvement with the SBA Paycheck Protection Program (PPP) which helped business clients retain talent and endure the impacts of the pandemic,” Ford said. “Choosing to extend our PPP participation in 2021, we look forward to its benefits along with improving economic conditions throughout our territory.”
“For over forty years, doing the right thing for our team, clients and communities has served us well,” Ford added. “This philosophy and our advanced technologies will continue to ensure that we are well-positioned for the future.”
    The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team is focused on assessing the risks in our loan portfolio and working with our customers to minimize our losses. We have implemented loan programs to allow customers who were required to close or reduce their business operations to defer loan principal and interest payments for up to 90 days. As of December 31, 2020, loan customers with deferred payments of principal, interest or both on loans totaling approximately $25 million were outstanding.
As a preferred SBA lender, we are participating in the SBA Paycheck Protection Program (PPP) to help provide loans to our business customers to provide them with additional working capital. The Company has worked diligently with the SBA to qualify clients to receive PPP loans. As of December 31, 2020, PPP loans in the following size categories were outstanding:

PPP Loan Size Categories (Dollars in thousands)	Number of Loans	Amount
Up to $150,000	726	$37,256
$150,001 to $500,000	183	48,392
$500,001 to $1,000,000	39	26,892
$1,000,001 to $2,000,000	28	40,071
Over $2,000,000	13	40,305
Total	989	$192,916
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The SBA PPP fees net of issuance costs to be recognized by the Company over the remaining life of the loans total approximately $3.9 million. The Company has also taken measures to protect the health and safety of its employees by implementing remote work arrangements to the full extent possible, and by adjusting banking center hours and operational measures to promote social distancing. Management is closely monitoring credit metrics. Additional resources have been shifted to credit administration to closely analyze higher risk segments within the loan portfolio, monitor and track loan payment deferrals and customer liquidity, and provide timely reporting to management and the board of directors. The management team continues to analyze economic conditions in our geographic markets and perform stress testing of our investment portfolio as well as our loan portfolio. The following table shows the Company’s loan portfolio allocated by management’s internal risk ratings:

Loan Risk Rating (In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Pass	$1,032,417	$1,032,142	$879,844
Special mention	36,406	43,893	28,183
Substandard	36,136	37,643	33,838
Doubtful	—	—	—
Total	$1,104,959	$1,113,678	$941,865
Based on the Company’s capital levels, conservative underwriting policies, low loan-to-deposit ratio, loan concentration diversification, and suburban geographical marketplace, management expects to be able to manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain adequately capitalized.
    Net income for the year ended December 31, 2020 decreased 5.11%, compared to the year ended December 31, 2019, driven by an increase in the provision for credit losses, a decrease in net realized gains on sales and calls of investment securities, a decrease in service charge income, and an increase in non-interest expense, partially offset by an increase in net interest income, an increase in loan placement fees, and a decrease in the provision for income taxes. During the year ended December 31, 2020, the Company recorded a $3,275,000 provision for credit losses, compared to a $1,025,000 provision during the year ended December 31, 2019. Net interest income before the provision for credit losses for the year ended December 31, 2020 was $64,423,000, compared to $63,772,000 for the year ended December 31, 2019, an increase of $651,000 or 1.02%. The impact to interest income from the accretion of the loan marks on acquired loans was $1,321,000 and $989,000 for the year ended December 31, 2020 and 2019, respectively. In addition, net interest income before
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the provision for credit losses for the year ended December 31, 2020 was benefited by approximately $805,000 in nonrecurring income from prepayment penalties and payoff of loans, as compared to $619,000 in nonrecurring income for the year ended December 31, 2019. Excluding these reversals and benefits, net interest income for the year ended December 31, 2020 decreased by $133,000 compared to the year ended December 31, 2019.
    During the year ended December 31, 2020, the Company’s shareholders’ equity increased $16,893,000, or 7.41%, compared to December 31, 2019. The increase in shareholders’ equity was driven by the retention of earnings, net of dividends paid, and an increase in net unrealized gains on available-for-sale (AFS) securities recorded, net of estimated taxes, in accumulated other comprehensive income (AOCI), offset by the decrease in common stock as a result of the share repurchase program.
    Return on average equity (ROE) for the year ended December 31, 2020 was 8.85%, compared to 9.39% for the year ended December 31, 2019. The decrease in ROE reflects the decrease in net income, as well as the increase in average shareholders’ equity compared to the prior year. The Company declared and paid $0.44 and $0.43 per share in cash dividends to holders of common stock during the year ended December 31, 2020 and 2019, respectively. Annualized return on average assets (ROA) was 1.11% for the year ended December 31, 2020 and 1.36% for the year ended December 31, 2019. This decrease is due to a decrease in net income and an increase in average assets. During the year ended December 31, 2020, the Company’s total assets increased 25.51%, and total liabilities increased 28.53%, compared to December 31, 2019 primarily due to the Company’s participation in the PPP.
    Non-performing assets increased by $1,585,000, or 93.62%, to $3,278,000 at December 31, 2020, compared to $1,693,000 at December 31, 2019. During the year ended December 31, 2020, the Company recorded $510,000 in net loan recoveries, compared to $999,000 in net loan charge-offs for the year ended December 31, 2019. The net charge-off (recovery) ratio, which reflects annualized net charge-offs (recoveries) to average loans, was (0.05)% for the year ended December 31, 2020, compared to 0.11% for the same period in 2019. Total non-performing assets were 0.16% and 0.11% of total assets as of December 31, 2020 and December 31, 2019, respectively.
    At December 31, 2020, the allowance for credit losses was $12,915,000, compared to $9,130,000 at December 31, 2019, a net increase of $3,785,000 reflecting the provisioning and net recoveries during the period.
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The Company’s provision for credit losses of $3,275,000 during the year ended December 31, 2020 is primarily due to an increase in qualitative factors related to the economic uncertainties caused by the COVID-19 pandemic. The Company is not required to implement the provisions of the CECL accounting standard until January 1, 2023, and is continuing to account for the allowance for credit losses under the incurred loss model. The allowance for credit losses as a percentage of total loans was 1.17% and 0.97% as of December 31, 2020 and December 31, 2019, respectively. Total loans include loans acquired in the acquisitions of Folsom Lake Bank on October 1, 2017, Sierra Vista Bank on October 1, 2016 and Visalia Community Bank on July 1, 2013 that, at their respective acquisition dates, were recorded at fair value and did not have a related allowance for credit losses. The recorded value of acquired loans totaled $127,186,000 at December 31, 2020 and $152,735,000 at December 31, 2019. Excluding these acquired loans from the calculation, the allowance for credit losses to total gross loans was 1.32% and 1.15% as of December 31, 2020 and December 31, 2019, respectively, and general reserves associated with non-impaired loans to total non-impaired loans was 1.59% and 1.16%, respectively. As of December 31, 2020, gross loans included $192,916,000 related to PPP loans which are fully guaranteed by the SBA. Excluding PPP loans and the acquired loans from the calculation, the allowance for credit losses to total gross loans was 1.65% and 1.15% as of December 31, 2020 and December 31, 2019, respectively. The Company believes the allowance for credit losses is adequate to provide for probable incurred credit losses within the loan portfolio at December 31, 2020.
    The Company’s net interest margin (fully tax equivalent basis) was 3.87% for the year ended December 31, 2020, compared to 4.51% for the year ended December 31, 2019. The decrease in net interest margin in the period-to-period comparison resulted from the decrease in the effective yield on interest earning deposits in other banks and Federal Funds sold, the decrease in the effective yield on average investment securities, and the decrease in the yield on the Company’s loan portfolio. The decrease in the loan yield was impacted by Company’s issuance of low interest PPP loans.
    For the year ended December 31, 2020, the effective yield on average total earning assets decreased 72 basis points to 3.97% compared to 4.69% for the year ended December 31, 2019, while the cost of average total interest-bearing liabilities decreased to 0.19% for the year ended December 31, 2020 as compared to 0.34% for
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the year ended December 31, 2019. Over the same periods, the cost of average total deposits decreased to 0.09% for the year ended December 31, 2020 compared to 0.15% for the same period in 2019.
    For the year ended December 31, 2020, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, totaled $623,117,000, an increase of $128,662,000, or 26.02%, compared to the year ended December 31, 2019. The effective yield on average investment securities, including interest-earning deposits in other banks and Federal funds sold, decreased to 2.32% for the year ended December 31, 2020, compared to 3.08% for the year ended December 31, 2019. In the normal course of managing the investment portfolio, management sold certain investment securities primarily in the private label commercial mortgage backed security sector during the year ended December 31, 2020 and purchased securities in the municipal investment sector to take advantage of the price and yield attributes related to these sectors at the time, and recorded a net gain on sale of investments of $4,252,000.
    Total average loans (including nonaccrual), which generally yield higher rates than investment securities, increased $124,829,000 to $1,055,712,000 for the year ended December 31, 2020 from $930,883,000 for the year ended December 31, 2019. The effective yield on average loans decreased to 4.94% for the year ended December 31, 2020, compared to 5.54% for the year ended December 31, 2019. Total average PPP loans, which yield 1.00%, were $145,011,000 for the year ended December 31, 2020. Excluding PPP loans from total average loans, the effective yield on average loans for the year ended December 31, 2020 was 5.32%.
    Total average assets for the year ended December 31, 2020 was $1,832,987,000 compared to $1,574,089,000 for the year ended December 31, 2019, an increase of $258,898,000 or 16.45%. During the year ended December 31, 2020 and 2019, the loan-to-deposit ratio was 63.99% and 70.76%, respectively. Total average deposits increased $272,414,000 or 21.02% to $1,568,194,000 for the year ended December 31, 2020, compared to $1,295,780,000 for the year ended December 31, 2019. Average interest-bearing deposits increased $85,523,000, or 11.58%, and average non-interest bearing demand deposits increased $186,891,000, or 33.53%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The Company’s ratio of average non-interest bearing deposits to total deposits was 47.46% for the year ended December 31, 2020, compared to 43.01% for the year ended December 31, 2019.
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    Non-interest income for the year ended December 31, 2020 increased by $492,000 to $13,797,000, compared to $13,305,000 for the year ended December 31, 2019, primarily driven by an increase in loan placement fees of $1,313,000, and an increase of $1,059,000 in other income, partially offset by a decrease of $947,000 in net realized gains on sales and calls of investment securities, a decrease in service charge income of $685,000, and a decrease in FHLB dividends of $132,000. The increase in other income resulted from a $1,167,000 gain related to the collection of tax-exempt life insurance proceeds.
    Non-interest expense for the year ended December 31, 2020 increased $1,584,000, or 3.44%, to $47,684,000 compared to $46,100,000 for the year ended December 31, 2019. The net increase year over year resulted from increases in salaries and employee benefits of $1,949,000, professional services of $1,093,000, data processing of $489,000, regulatory assessments of $239,000, and operating losses of $40,000, offset by decreases in occupancy and equipment expenses of $813,000, information technology of $220,000, amortization of software of $227,000, internet banking of $166,000, credit card expenses of $114,000, and directors’ expenses of $95,000, in 2020 compared to 2019. The increase in salaries and employee benefits was the result of an increase of $2,426,000 in salaries and benefits (of which $525,000 related to the payment employee incentive compensation), as well as an increase of $185,000 for directors’ and officers’ expenses related to the change in the discount rate used to calculate the liability for salary continuation, deferred compensation, and split dollar plans; offset by higher loan origination costs relating to the PPP loans processed during the second quarter of 2020 of approximately $913,000.
    The Company recorded an income tax provision of $6,914,000 for the year ended December 31, 2020, compared to $8,509,000 for the year ended December 31, 2019. The effective tax rate for the year ended December 31, 2020 was 25.36% compared to 28.41% for the year ended December 31, 2019. The effective tax rate was affected by the large provision for credit losses, which resulted in lower pretax and taxable income, as well as the gain related to the collection of tax-exempt life insurance proceeds and an increase in tax-exempt interest.
Quarter Ended December 31, 2020
For the quarter ended December 31, 2020, the Company reported unaudited consolidated net income of $7,079,000 and earnings per diluted common share of $0.57, compared to consolidated net income of $4,448,000
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and $0.34 per diluted share for the same period in 2019. The increase in net income during the fourth quarter of 2020 compared to the same period in 2019 was primarily due to an increase in non-interest income of $1,129,000, a decrease in provision for credit losses of $2,200,000, and an increase in net interest income of $990,000, partially offset by an increase in total non-interest expenses of $1,249,000 and an increase in the provision for income taxes of $439,000. The effective tax rate decreased to 23.35% from 27.86% for the quarters ended December 31, 2020 and December 31, 2019, respectively. Net income for the immediately trailing quarter ended September 30, 2020 was $4,344,000, or $0.35 per diluted common share.
Annualized return on average equity (ROE) for the fourth quarter of 2020 was 11.95%, compared to 7.71% for the same period of 2019. The increase in ROE reflects an increase in net income, and an increase in average shareholders’ equity. The increase in shareholders’ equity was driven by the retention of earnings, and an increase in net unrealized gains on available-for-sale (AFS) securities recorded, net of estimated taxes, in accumulated other comprehensive income (AOCI), net of dividends paid, and net of the Company’s stock repurchase program. Annualized return on average assets (ROA) was 1.42% for the fourth quarter of 2020 compared to 1.12% for the same period in 2019. This increase is due to an increase in net income notwithstanding the increase in average assets.
In comparing the fourth quarter of 2020 to the fourth quarter of 2019, average total loans increased by $167,276,000, or 18.00%. During the fourth quarter of 2020, the Company recorded net loan charge-offs of $42,000 compared to $865,000 net loan charge-offs for the same period in 2019. The net charge-off (recovery) ratio, which reflects annualized net charge-offs (recoveries) to average loans, was 0.02% for the quarter ended December 31, 2020 compared to 0.37% for the quarter ended December 31, 2019. During the quarter ended December 31, 2020, the Company recorded a negative provision for credit losses of $1.7 million, compared to a provision of $500,000 for the quarter ended December 31, 2019. The following table shows the Company’s outstanding loan portfolio as of December 31, 2020 and December 31, 2019.
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Loan Type (dollars in thousands)	December 31, 2020	% of Total Loans	December 31, 2019	% of Total Loans
Commercial:
Commercial and industrial	$273,994	24.9%	$102,541	10.9%
Agricultural production	21,971	2.0%	23,159	2.6%
Total commercial	295,965	26.9%	125,700	13.5%
Real estate:
Owner occupied	208,843	18.9%	197,946	21.0%
Real estate construction and other land loans	55,419	5.0%	73,718	7.8%
Commercial real estate	338,886	30.7%	329,333	34.9%
Agricultural real estate	84,258	7.6%	76,304	8.1%
Other real estate	28,718	2.6%	31,241	3.3%
Total real estate	716,124	64.8%	708,542	75.1%
Consumer:
Equity loans and lines of credit	55,634	5.0%	64,841	6.9%
Consumer and installment	37,236	3.3%	42,782	4.5%
Total consumer	92,870	8.3%	107,623	11.4%
Net deferred origination (fees) costs	(2,612)		1,515
Total gross loans	1,102,347	100.0%	943,380	100.0%
Allowance for credit losses	(12,915)		(9,130)
Total loans	$1,089,432		$934,250

Average total deposits for the fourth quarter of 2020 increased $401,616,000 or 30.53% to $1,716,944,000 compared to $1,315,328,000 for the same period of 2019. In comparing the fourth quarter of 2020 to the fourth quarter of 2019, average borrowed funds decreased $327,000 or 5.96% to $5,155,000 compared to $5,482,000. The composition of the deposits at December 31, 2020 and December 31, 2019 is summarized in the table below.

(Dollars in thousands)	December 31, 2020	% of Total Deposits	December 31, 2019	% of Total Deposits
NOW accounts	$310,697	18.0%	$266,048	20.0%
MMA accounts	341,088	19.8%	266,609	20.0%
Time deposits	89,846	5.2%	93,730	7.0%
Savings deposits	156,190	9.1%	112,271	8.4%
Total interest-bearing	897,821	52.1%	738,658	55.4%
Non-interest bearing	824,889	47.9%	594,627	44.6%
Total deposits	$1,722,710	100.0%	$1,333,285	100.0%

The Company’s net interest margin (fully tax equivalent basis) was 3.72% for the quarter ended December 31, 2020, compared to 4.40% for the quarter ended December 31, 2019. Net interest income, before
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provision for credit losses, increased $990,000, or 6.27%, to $16,777,000 for the fourth quarter of 2020, compared to $15,787,000 for the same period in 2019. The accretion of the loan marks on acquired loans increased interest income by $282,000 and $239,000 during the quarters ended December 31, 2020 and 2019, respectively. Net interest income during the fourth quarters of 2020 and 2019 benefited by approximately $300,000 and $186,000, respectively, from prepayment penalties and payoff of loans. The net interest margin period-to-period comparisons were impacted by the decrease in the yield on total interest-bearing liabilities, as well as the decrease in the yield on the average investment securities, the decrease in the yield on the loan portfolio, and the decrease in the effective yield on interest earning deposits in other banks and Federal Funds sold. Over the same periods, the cost of total deposits decreased to 0.07% from 0.15%.
For the quarter ended December 31, 2020, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, increased by $230,580,000, or 46.17%, compared to the quarter ended December 31, 2019, and increased by $80,088,000, or 12.32%, compared to the quarter ended September 30, 2020.
The effective yield on average investment securities, including interest earning deposits in other banks and Federal funds sold, was 2.18% for the quarter ended December 31, 2020, compared to 2.93% for the quarter ended December 31, 2019 and 2.07% for the quarter ended September 30, 2020. Total average loans, which generally yield higher rates than investment securities, increased by $167,276,000 to $1,096,519,000 for the quarter ended December 31, 2020, from $929,243,000 for the quarter ended December 31, 2019 and decreased by $26,797,000 from $1,123,316,000 for the quarter ended September 30, 2020. The effective yield on average loans was 4.87% for the quarter ended December 31, 2020, compared to 5.44% and 4.68% for the quarters ended December 31, 2019 and September 30, 2020, respectively. Excluding PPP loans from the calculation, the effective yield on average loans was 5.24% for the quarter ended December 31, 2020, compared to 5.44% and 5.18% for the quarters ended December 31, 2019 and September 30, 2020, respectively.
Total average assets for the quarter ended December 31, 2020 were $1,988,663,000 compared to $1,582,529,000 for the quarter ended December 31, 2019 and $1,928,594,000 for the quarter ended September 30, 2020, an increase of $406,134,000 or 25.66% and an increase of $60,069,000 or 3.11%, respectively.
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Total average deposits increased $401,616,000, or 30.53%, to $1,716,944,000 for the quarter ended December 31, 2020, compared to $1,315,328,000 for the quarter ended December 31, 2019. Total average deposits increased $54,859,000, or 3.30%, for the quarter ended December 31, 2020, compared to $1,662,085,000 for the quarter ended September 30, 2020. The Company’s deposit balances for the twelve months ended December 31, 2020 increased through organic growth and PPP loan proceeds retained in customer deposit accounts. The Company’s ratio of average non-interest bearing deposits to total deposits was 48.04% for the quarter ended December 31, 2020, compared to 44.20% and 48.56% for the quarters ended December 31, 2019 and September 30, 2020, respectively.
Non-interest income increased $1,129,000, or 56.20%, to $3,138,000 for the fourth quarter of 2020 compared to $2,009,000 for the same period in 2019. For the quarter ended December 31, 2020, non-interest income included a $704,000 gain related to the collection of tax-exempt life insurance proceeds. During the fourth quarter of 2020 loan placement fees increased $415,000, other income increased $866,000, net realized gains on sales and calls of investment securities increased $52,000 and interchange fees increased $7,000, partially offset by a decrease in service charge income of $166,000 and a decrease in Federal Home Loan Bank dividends of $37,000, compared to the same period in 2019. Non-interest income for the quarter ended December 31, 2020 increased by $1,067,000 to $3,138,000, compared to $2,071,000 for the quarter ended September 30, 2020. The increase compared to the trailing quarter was primarily a result of $61,000 increase in loan placement fees, a $963,000 increase in other income, and a $52,000 increase in service charges, offset by a $3,000 decrease in interchange fees .
Non-interest expense for the quarter ended December 31, 2020 increased $1,249,000, or 11.22%, to $12,379,000 compared to $11,130,000 for the quarter ended December 31, 2019. The net increase quarter over quarter was a result of an increase in professional services of $409,000, an increase of $191,000 in data processing expense, an increase of $116,000 in regulatory assessments, and an increase of $34,000 in operating losses, partially offset by a decrease of $103,000 in Internet banking expenses, a decrease of $72,000 in amortization of software, a decrease of $44,000 in occupancy and equipment expenses, a decrease of $44,000 in mileage and travel, a decrease of $28,000 in information technology expenses, and a decrease of $11,000 in directors’ expenses.
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Non-interest expense for the quarter ended December 31, 2020 increased by $651,000 or 5.55% to $12,379,000 compared to $11,728,000 for the trailing quarter ended September 30, 2020. The increase compared to the trailing quarter was primarily due to an increase in salaries and employee benefits of $821,000, and an increase in ATM/debit card expense of $50,000, partially offset by a decrease in Internet banking expenses of $62,000, a decrease in data processing of $32,000, a decrease in professional services of $12,000, and a $57,000 decrease in other non-interest expenses.
The Company recorded an income tax provision of $2,157,000 for the quarter ended December 31, 2020, compared to $1,718,000 for the quarter ended December 31, 2019, and $1,442,000 for the trailing quarter ended September 30, 2020. The effective tax rate for the quarter ended December 31, 2020 was 23.35% compared to 27.86% for the same period in 2019. The effective tax rate was affected by the reversal of provision for credit losses, which resulted in higher pretax and taxable income, as well as the gain related to the collection of tax-exempt life insurance process and an increase in tax-exempt interest.
Capital Management
On January 27, 2021, the Board of Directors of the Company declared a quarterly cash dividend of $0.11 per share on the Company’s common stock. The dividend is payable on February 26, 2021 to shareholders of record as of February 12, 2021. The Company continues to be well capitalized and expects to maintain adequate capital levels.
    Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 20 full-service offices throughout California’s San Joaquin Valley and Greater Sacramento Region. Additionally, the Bank maintains Commercial Real Estate, Agribusiness and SBA Lending Departments. Central Valley Investment Services are provided by Raymond James Financial, Inc.
    Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), F. T. “Tommy” Elliott, IV, James M. Ford, Robert J. Flautt, Gary D. Gall, Steven D. McDonald, Louis C. McMurray, Andriana Majarian, Karen Musson, Dorothea D. Silva, and William S. Smittcamp. Sidney B. Cox is Director Emeritus.
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    More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are forward-looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates; (3) a decline in economic conditions in the Central Valley and the Greater Sacramento Region; (4) the Company’s ability to continue its internal growth at historical rates; (5) the Company’s ability to maintain its net interest margin; (6) the decline in quality of the Company’s earning assets; (7) a decline in credit quality; (8) changes in the regulatory environment; (9) fluctuations in the real estate market; (10) changes in business conditions and inflation; (11) changes in securities markets (12) risks associated with acquisitions, relating to difficulty in integrating combined operations and related negative impact on earnings, and incurrence of substantial expenses; (13) political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, pandemic diseases or extreme weather events, any of which may affect services we use or affect our customers, employees or third parties with which we conduct business; (14) the uncertainties related to the Covid-19 pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance; (15) the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; and (16) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.
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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,	December 31,
(In thousands, except share amounts)	2020	2020	2019

ASSETS
Cash and due from banks	$34,175	$33,447	$24,195
Interest-earning deposits in other banks	36,103	53,563	28,379
Total cash and cash equivalents	70,278	87,010	52,574
Available-for-sale investment securities	710,092	631,854	470,746
Equity securities	7,634	7,655	7,472
Loans, less allowance for credit losses of $12,915, $14,657, and $9,130 at December 31, 2020, September 30, 2020, and December 31, 2019, respectively	1,089,432	1,095,232	934,250
Bank premises and equipment, net	8,228	7,257	7,618
Bank owned life insurance	28,713	29,769	30,230
Federal Home Loan Bank stock	5,595	5,595	6,062
Goodwill	53,777	53,777	53,777
Core deposit intangibles	1,183	1,356	1,878
Accrued interest receivable and other assets	29,164	31,055	32,148
Total assets	$2,004,096	$1,950,560	$1,596,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$824,889	$804,893	$594,627
Interest bearing	897,821	876,321	738,658
Total deposits	1,722,710	1,681,214	1,333,285
Junior subordinated deferrable interest debentures	5,155	5,155	5,155
Accrued interest payable and other liabilities	31,210	28,411	30,187
Total liabilities	1,759,075	1,714,780	1,368,627
Shareholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, no par value; 80,000,000 shares authorized; issued and outstanding: 12,509,848, 12,507,658, and 13,052,407, at December 31, 2020, September 30, 2020, and December 31, 2019, respectively	79,416	79,269	89,379
Retained earnings	150,749	145,045	135,932
Accumulated other comprehensive income, net of tax	14,856	11,466	2,817
Total shareholders’ equity	245,021	235,780	228,128
Total liabilities and shareholders’ equity	$2,004,096	$1,950,560	$1,596,755
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Central Valley Community Bancorp -- page 15

CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	For the Three Months Ended,			For the Years Ended
	December 31	September 30,	December 31,	December 31,
(In thousands, except share and per share amounts)	2020	2020	2019	2020	2019
INTEREST INCOME:
Interest and fees on loans	$13,378	$13,190	$12,717	$52,066	$51,464
Interest on deposits in other banks	24	26	90	246	375
Interest and dividends on investment securities:
Taxable	2,744	2,771	3,378	11,740	13,197
Exempt from Federal income taxes	951	444	151	1,966	1,295
Total interest income	17,097	16,431	16,336	66,018	66,331
INTEREST EXPENSE:
Interest on deposits	296	363	500	1,465	1,928
Interest on junior subordinated deferrable interest debentures	24	25	47	130	210
Other	—	—	2	—	421
Total interest expense	320	388	549	1,595	2,559
Net interest income before provision for credit losses	16,777	16,043	15,787	64,423	63,772
(REVERSAL OF) PROVISION FOR CREDIT LOSSES	(1,700)	600	500	3,275	1,025
Net interest income after provision for credit losses	18,477	15,443	15,287	61,148	62,747
NON-INTEREST INCOME:
Service charges	515	463	681	2,071	2,756
Appreciation in cash surrender value of bank owned life insurance	175	178	183	711	728
Interchange fees	352	355	345	1,347	1,446
Loan placement fees	746	685	331	2,291	978
Net realized gains (losses) on sales and calls of investment securities	55	57	3	4,252	5,199
Federal Home Loan Bank dividends	70	71	107	323	455
Other income	1,225	262	359	2,802	1,743
Total non-interest income	3,138	2,071	2,009	13,797	13,305
NON-INTEREST EXPENSES:
Salaries and employee benefits	7,550	6,729	6,521	28,603	26,654
Occupancy and equipment	1,147	1,196	1,191	4,626	5,439
Professional services	703	715	294	2,398	1,305
Data processing expense	562	594	371	2,046	1,557
Directors’ expenses	147	140	158	615	710
ATM/Debit card expenses	194	144	273	819	920
Information technology	587	594	615	2,391	2,611
Regulatory assessments	150	147	34	490	251
Advertising	156	167	166	663	756
Internet banking expenses	105	167	208	650	816
Amortization of core deposit intangibles	174	174	174	695	695
Other expense	904	961	1,125	3,688	4,386
Total non-interest expenses	12,379	11,728	11,130	47,684	46,100
Income before provision for income taxes	9,236	5,786	6,166	27,261	29,952
PROVISION FOR INCOME TAXES	2,157	1,442	1,718	6,914	8,509
Net income	$7,079	$4,344	$4,448	$20,347	$21,443

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Central Valley Community Bancorp -- page 16

Net income per common share:
Basic earnings per common share	$0.57	$0.35	$0.34	$1.62	$1.60
Weighted average common shares used in basic computation	12,482,250	12,471,070	13,118,403	12,534,078	13,415,118
Diluted earnings per common share	$0.57	$0.35	$0.34	$1.62	$1.59
Weighted average common shares used in diluted computation	12,519,644	12,496,174	13,210,558	12,576,319	13,513,607
Cash dividends per common share	$0.11	$0.11	$0.11	$0.44	$0.43
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Central Valley Community Bancorp -- page 17

CENTRAL VALLEY COMMUNITY BANCORP
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30	Mar. 31	Dec. 31
For the three months ended	2020	2020	2020	2020	2019
(In thousands, except share and per share amounts)
Net interest income	$16,777	$16,043	$15,574	$16,029	$15,787
(Reversal of) provision for credit losses	(1,700)	600	3,000	1,375	500
Net interest income after provision for credit losses	18,477	15,443	12,574	14,654	15,287
Total non-interest income	3,138	2,071	2,045	6,541	2,009
Total non-interest expense	12,379	11,728	11,498	12,078	11,130
Provision for income taxes	2,157	1,442	820	2,494	1,718
Net income	$7,079	$4,344	$2,301	$6,623	$4,448
Basic earnings per common share	$0.57	$0.35	$0.18	$0.52	$0.34
Weighted average common shares used in basic computation	12,482,250	12,471,070	12,449,283	12,734,971	13,118,403
Diluted earnings per common share	$0.57	$0.35	$0.18	$0.52	$0.34
Weighted average common shares used in diluted computation	12,519,644	12,496,174	12,486,681	12,779,096	13,210,558

CENTRAL VALLEY COMMUNITY BANCORP
SELECTED RATIOS
(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
As of and for the three months ended	2020	2020	2020	2020	2019
(Dollars in thousands, except per share amounts)
Allowance for credit losses to total loans	1.17%	1.32%	1.24%	1.13%	0.97%
Non-performing assets to total assets	0.16%	0.18%	0.13%	0.07%	0.11%
Total non-performing assets	$3,278	$3,458	$2,406	$1,115	$1,693
Total nonaccrual loans	$3,278	$3,458	$2,406	$1,115	$1,693
Total substandard loans	$36,136	$37,643	$38,672	$34,420	$33,838
Total special mention loans	$36,406	$43,893	$35,735	$11,936	$28,183
Net loan charge-offs (recoveries)	$42	$(120)	$(391)	$(41)	$865
Net charge-offs (recoveries) to average loans (annualized)	0.02%	(0.04)%	(0.15)%	(0.02)%	0.37%
Book value per share	$19.59	$18.85	$18.29	$17.53	$17.48
Tangible book value per share	$15.19	$14.44	$13.87	$13.08	$13.21
Tangible common equity	$190,061	$180,647	$173,251	$163,192	$172,473
Cost of total deposits	0.07%	0.09%	0.10%	0.13%	0.15%
Interest and dividends on investment securities exempt from Federal income taxes	$951	$444	$412	$159	$151
Net interest margin (calculated on a fully tax equivalent basis) (1)	3.72%	3.63%	3.79%	4.47%	4.40%
Return on average assets (2)	1.42%	0.90%	0.51%	1.66%	1.12%
Return on average equity (2)	11.95%	7.50%	4.14%	11.62%	7.71%
Loan to deposit ratio	63.99%	66.02%	68.25%	68.84%	70.76%
Efficiency ratio	62.89%	63.58%	64.27%	65.71%	61.42%
Tier 1 leverage - Bancorp	9.28%	9.26%	9.63%	10.93%	11.38%
Tier 1 leverage - Bank	9.23%	9.20%	9.57%	10.86%	11.27%
Common equity tier 1 - Bancorp	14.10%	14.23%	13.66%	13.97%	14.55%
Common equity tier 1 - Bank	14.41%	14.56%	13.99%	14.31%	14.85%
Tier 1 risk-based capital - Bancorp	14.50%	14.65%	14.08%	14.40%	14.98%
Tier 1 risk-based capital - Bank	14.41%	14.56%	13.99%	14.31%	14.85%
Total risk-based capital - Bancorp	15.58%	15.90%	15.25%	15.32%	15.79%
Total risk based capital - Bank	15.48%	15.81%	15.16%	15.23%	15.66%
(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.
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Central Valley Community Bancorp -- page 18

CENTRAL VALLEY COMMUNITY BANCORP
AVERAGE BALANCES AND RATES
(Unaudited)

	For the Three Months Ended			For the Years Ended
AVERAGE AMOUNTS	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2020	2020	2019	2020	2019
Interest-bearing deposits in other banks	$96,304	$98,869	$21,636	76,924	17,893
Investments	633,745	551,092	477,833	546,193	476,562
Loans (1)	1,093,156	1,120,656	927,636	1,053,450	928,560
Earning assets	1,823,205	1,770,617	1,427,105	1,676,567	1,423,015
Allowance for credit losses	(14,631)	(14,261)	(9,563)	(12,242)	(9,337)
Nonaccrual loans	3,363	2,660	1,607	2,262	2,323
Other non-earning assets	176,726	169,578	163,380	166,400	158,088
Total assets	$1,988,663	$1,928,594	$1,582,529	$1,832,987	$1,574,089

Interest bearing deposits	$892,060	$855,033	$733,926	$823,955	$738,432
Other borrowings	5,155	5,155	5,482	5,155	21,943
Total interest-bearing liabilities	897,215	860,188	739,408	829,110	760,375
Non-interest bearing demand deposits	824,884	807,052	581,402	744,239	557,348
Non-interest bearing liabilities	29,572	29,698	30,990	29,831	28,014
Total liabilities	1,751,671	1,696,938	1,351,800	1,603,180	1,345,737
Total equity	236,992	231,656	230,729	229,807	228,352
Total liabilities and equity	$1,988,663	$1,928,594	$1,582,529	$1,832,987	$1,574,089

AVERAGE RATES
Interest-earning deposits in other banks	0.10%	0.11%	1.66%	0.32%	2.10%
Investments	2.49%	2.42%	2.99%	2.61%	3.11%
Loans (3)	4.87%	4.68%	5.44%	4.94%	5.54%
Earning assets	3.79%	3.72%	4.55%	3.97%	4.69%
Interest-bearing deposits	0.13%	0.17%	0.27%	0.18%	0.26%
Other borrowings	1.86%	1.94%	3.58%	2.52%	2.88%
Total interest-bearing liabilities	0.14%	0.18%	0.29%	0.19%	0.34%
Net interest margin (calculated on a fully tax equivalent basis) (2)	3.72%	3.63%	4.40%	3.87%	4.51%
(1)Average loans do not include nonaccrual loans.
(2)    Calculated on a fully tax equivalent basis, which includes Federal tax benefits relating to income earned on municipal bonds of $253, $118, and $40, for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively. The Federal tax benefits relating to income earned on municipal bonds totaled $523 and $344 for the year ended December 31, 2020 and 2019, respectively.
(3)    Loan yield includes loan fees (costs) for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019 of $1,350, $658, and $108, respectively. Loan yield includes loan fees (costs) for the year ended December 31, 2020 and 2019 of $2,234 and $164, respectively.

CONTACT: Investor Contact:
Dave Kinross
Executive Vice President and Chief Financial Officer
Central Valley Community Bancorp
559-323-3420

Media Contact:
Debbie Nalchajian-Cohen
Marketing Director
Central Valley Community Bancorp
559-222-1322